Exhibit 24(b)8(b)

FUND PARTICIPATION AND SERVICE AGREEMENT

Thrivent Financial for Lutherans (“Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the “Funds” and, individually, a “Fund”), for good and valuable consideration, hereby agree on this 6 day of June 2017, that Class 1 shares of the Funds (“Class 1 Shares” or the “shares”) shall be made available to serve as underlying investment media for certain variable annuity contracts (hereinafter called “Contract(s)”; holders of such Contracts hereinafter called “Contractholder(s)”) to be offered by the Insurance Company subject to the following provisions:

1.	Authorization; Services.

a.	As distributor of the Series, AFD agrees to make Class 1 shares of the Funds that offer such share classes generally (the initial Funds listed on Exhibit A) available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement. Insurance Company agrees to give the Series and CRMC at least (thirty) 30 days’ notice prior to adding any additional Funds as underlying investment options to the Contracts. AFD reserves the right to approve any proposed addition by the Insurance Company. The Insurance Company will offer shares of the Funds in connection with the sale of Contracts to Contractholders. Fund shares to be made available to Separate Accounts for the Contracts shall be sold by the Series and purchased by the Insurance Company for a given account in accordance with the provisions of this Agreement and at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) computed in accordance with the provisions of the then current Prospectus (as defined below) of the Series. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in the offering Prospectuses of the Funds, to the extent the terms of the then current Prospectus do not conflict with the terms of this Agreement. This Agreement is also subject to the applicable Rules of FINRA, which shall control and override any provision to the contrary in this Agreement.

b.	Transfer Agent hereby appoints Insurance Company as limited agent and designee with respect to shares of the Funds purchased, held, and redeemed by the Separate Accounts solely for purposes of the provisions of this Agreement, and Insurance Company accepts such appointment, on the terms set forth herein.

c.

The Insurance Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement in respect of Separate Accounts holding Class 1 shares on behalf of

AFD, Transfer Agent and the Funds in connection with the sale and servicing of the Contracts. The Insurance Company’s principal underwriter and distributor for the Contracts is Thrivent Investment Management Inc. The services to be provided by the Insurance Company to its Separate Accounts include, (i) mailing and otherwise making available to existing Contractholders shareholder communications including, without limitation, Prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from existing Contractholders including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Separate Account units owned by the Contractholder in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Administrative services to Contractholders shall be the responsibility of the Insurance Company and shall not be the responsibility of AFD, Transfer Agent or any of their affiliates.

d.	Insurance Company shall transmit to Transfer Agent or the Funds (or to any agent designated by either of them) such information in the possession of Insurance Company concerning the Contractholders as shall reasonably be necessary for Transfer Agent to provide services as transfer agent for the Funds and as any Fund shall reasonably conclude is necessary to enable that Fund to comply with applicable state Blue Sky laws or regulations.

2.	Compliance with Laws; Reliance on Instructions.

a.	AFD and CRMC acknowledge and agree that Insurance Company is not responsible for: (i) any information contained in any prospectus, registration statement, statement of additional information, annual report, proxy statement, or item of advertising or marketing material prepared by AFD and/or CRMC, which relates to any Fund; (ii) registration or qualification of any shares of any Fund under any federal or state laws; or (iii) compliance by AFD, CRMC and the Funds with all applicable federal and state laws, rules and regulations, the rules and regulations of any self-regulatory organization with jurisdiction (the foregoing laws, rules and regulations are collectively referred to herein as “Applicable Law”) over AFD, CRMC or Funds, and the provisions of the Funds’ prospectus and statement of additional information, subject to the indemnification provisions of Section 19 of this Agreement.

b.

Insurance Company acknowledges and agrees that it is responsible for (i) any representations concerning the Funds made by Insurance Company or its agents that are not included in the prospectuses, statements of additional information or advertising or marketing material relating to the Funds and prepared or approved in writing by AFD; (ii) satisfying prospectus delivery requirements, to the extent required by law; and (iii) in connection with the services performed in connection with this Agreement, the compliance or failure to comply with any Applicable Law with jurisdiction over Insurance Company, subject to the indemnification provisions of Section 19 of this Agreement.

c.	Insurance Company and its affiliates shall make no representations concerning the Funds’ shares except those contained in the then current definitive prospectus, summary prospectuses and statement of additional information of the Series and any further supplements thereto (the “Prospectus”), in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series’ Prospectus, in information published on the Series’ or CRMC’s internet site, or in materials approved by AFD, as provided in the Business Agreement in effect among Insurance Company, Thrivent Investment Management Inc., AFD and CRMC dated even date herewith (the “Business Agreement”).

d.	Each party is entitled to rely on any written records or instructions provided to it by authorized persons of the other party(ies).

3.	Insurance Company Representations and Warranties.

a.	The Insurance Company represents and warrants that:

(i)         it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii)         this Agreement constitutes its legal, valid and binding obligation, enforceable against each above-named party in accordance with its terms;

(iii)         no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv)         it will or has established the Separate Accounts as separate accounts under Wisconsin Law;

(v)         it has registered the Separate Accounts as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”), to serve as investment vehicles for certain Contracts or, alternatively, has not registered one or more of the Separate Accounts in proper reliance upon an exclusion from registration under the 1940 Act;

(vi)         the Contracts are or will be and at the time of issuance will be treated as annuity contracts and life insurance policies, as applicable, under applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), that Insurance Company will make every effort to maintain such treatment and that it will notify the Series immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; provided, however, that the Insurance Company makes no representation or undertaking regarding any Contract to the extent such representation or undertaking is dependent on compliance by any investment vehicle in which the Insurance Company or a Separate Account may invest with the requirements of Subchapter M or Section 817(h) of the Code, the regulations thereunder, or any successor provision;

(vii)      the offer of the Contracts has been registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), or it is properly exempt from registration under the 1933 Act, and each such registration statement and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to Insurance Company by AFD, Transfer Agent, CRMC or the Series expressly for use therein;

(viii)    the Contracts provide for the allocation of net amounts received by the Insurance Company to the Separate Accounts, for investment in the shares of specified investment companies selected among those companies available through the Separate Accounts to act as underlying investment media;

(ix)       (a) its affiliate, is a properly registered or licensed broker or dealer under applicable federal laws and regulations and is complying with and will continue to comply with all applicable federal laws, rules and regulations, (b) its affiliate, is a member of FINRA, and (c) its affiliate’s membership with FINRA is not currently suspended or terminated. Insurance Company agrees to notify AFD immediately in writing if any of the foregoing representations ceases to be true to a material extent.

(x)         any information furnished in writing by Insurance Company for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the Series’ registration statement’s failing to materially conform in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder;

(xi)       investment by each Separate Account in a Fund will be in reliance on and consistent with the terms of the Series’ Mixed and Shared Funding Order; and

(xii) the Separate Accounts invest in the Funds in reliance on the status of each Separate Account as a “Permitted Investor” within the meaning of Section 817(h)(4)(A) of the Internal Revenue Code of 1986, as amended.

(xiii) The Insurance Company represents and warrants that, if the Insurance Company delivers summary prospectuses for the Funds, it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Insurance Company or one of its affiliates.

4.	Representations and Warranties of AFD, Transfer Agent, CRMC and the Series.

a.	AFD and Transfer Agent each represents and warrants (as applicable) that:

(i)        this Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms;

(ii)        no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, or, performance by it, or the validity or enforceability against it, of this Agreement;

(iii)        the execution, performance and delivery of this Agreement by it will not result in its violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations;

(iv)        AFD represents that the Funds are and will remain registered as investment companies under the 1940 Act and Fund shares sold by the Funds are, and will be, registered under the Securities Act of 1933, as amended;

(v)        AFD represents that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and may properly cause Fund shares to be made available for the purposes of this Agreement;

(vi)        Shares of the Series may be offered to separate accounts of various insurance companies in addition to Insurance Company. AFD represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

(vii)        it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(viii)    AFD and its affiliates are solely responsible for information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by AFD relating to any Fund; and

(ix)      AFD represents and warrants that prospectuses and all other materials concerning the Funds are complete and accurate in all material respects and do not contain any material omission or misstatement of a material fact necessary to make the information not misleading or untrue.

b.	CRMC and the Series represent and warrant that:

(i)        the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts;

(ii)      a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the SEC in the form previously delivered to Insurance Company and the Series’ registration statement and any further amendments thereto will, when they become effective, and the Prospectus shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading, provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to CRMC or the Series by Insurance Company expressly for use therein.

(iii)      Each Fund will comply with the diversification requirements of Section 817 of the Code including any regulations thereunder applicable to variable contracts and any amendments or other modifications or successor provisions to such Section or regulations (and any revenue rulings, revenue procedures, notices, and other published announcements of the Internal Revenue Service interpreting those Sections or regulations), as if those requirements applied directly to each such Fund; shall maintain its qualification as a “regulated investment company” (“RIC”) under the Subchapter M of the Code (or under Subchapter M or any successor or similar provision); and the Series will notify the Insurance Company immediately upon having a reasonable basis for believing that the Series or a Fund thereunder has ceased to comply with all such requirements or that the Series or a Fund might not comply with all such requirements in the future. In the event of a breach of this representation and warranty the Series will take all reasonable necessary steps to adequately diversify the Series of Fund so as to achieve compliance, if possible, within the grace period afforded by Treasury Regulation 1.817-5.

(iv)        No other Participating Insurance Company or Qualified Plan will purchase shares in any Fund for any purpose or under any circumstances that would preclude the Insurance Company from “looking through” to the investments of each Fund in which it invests, pursuant to the “look through” rules found in Treasury Regulation 1.817-5. Upon request of the Insurance Company, CRMC will provide the Company with a quarterly certificate or statement indicating compliance by each Fund with Section 817(h) of the Code.

(v)        The Series will use its best efforts to comply with the laws of its state of domicile, and, to any other applicable state insurance laws or regulations as they may apply to the investment objectives, policies and restrictions of the Funds. If a Fund cannot comply with such state insurance laws or regulations, CRMC will so notify the Company in writing. The Series makes no other representation or warranty as to whether any aspect of its operations (including but not limited to fees expenses and investment policies) complies or will comply with the insurance laws or regulations of the various states. The Series and CRMC agree that they will furnish the information required by state insurance laws to assist the Insurance Company in obtaining the authority needed to issue the Contracts in various states.

(vi)        The Series and CRMC represent and warrant that, if the Insurance Company delivers summary prospectuses for the Funds, they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Series, CRMC or one of their affiliates.

5.	Omnibus Accounts. The Funds recognize that the Insurance Company, for itself or on behalf of the Separate Accounts, will be the sole shareholder of shares of the Funds issued pursuant to the Contracts, and that the Insurance Company intends to establish one or more omnibus accounts per Fund. Such arrangement will result in aggregated share orders. In the event that the aggregate Contractholder accounts maintained by the Insurance Company do not balance with the omnibus accounts maintained by the Transfer Agent, neither the Transfer Agent, any of its affiliates nor the Funds shall be liable to the Contractholders for any shortfall, provided that such shortfall is not a result of an error or omission on the part of the Transfer Agent, its affiliates or the Funds.

6.

Pricing Information. The Series or the Transfer Agent will compute the closing net asset value, and any distribution information (including the applicable ex-date, record date, payable date, distribution rate per share, income accrual and capital gains information) for each Fund as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) on each day the New York Stock Exchange is open for business (a “Business Day”) or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant Funds’ current Prospectuses. The Series or the Transfer Agent will use their best efforts to communicate to the Insurance Company such information by 6:30 p.m. Eastern Time on each Business Day. Such information shall be accurate and true in all respects and updated continuously. In the event that the Series or

Transfer Agent is unable to meet the 6:30 p.m. time stated herein, it shall provide additional time for the Insurance Company to place orders for the purchase and redemption of Fund shares and wire net payments for the purchase of Fund shares. Such additional time shall be equal to the additional time which the Series or the Transfer Agent takes to make the net asset value available to the Insurance Company.

7.	Pricing Adjustments.

a.	In the event an adjustment is made to the computation of the net asset value of Fund shares as reported to Insurance Company under paragraph 7, (1) the correction will be handled in a manner consistent with SEC guidelines and the Investment Company Act of 1940, as amended and (2) the Funds or Transfer Agent shall notify Insurance Company as soon as practicable after discovering the need for any such adjustment. Notification may be made in the following manner:

Method of Communication

(i)         Fund/SERV Transactions. The parties agree that they will ordinarily choose to use the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system, and if Fund/SERV is used, any corrections to the fund prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct fund prices and applicable date.

(ii)         Manual Transactions. If there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, any corrections to the fund prices should be communicated by facsimile or by electronic transmission acceptable to Transfer Agent and the Insurance Company, and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and, to the extent communicated to the applicable Fund’s shareholders, the reason for the adjustment. Funds and Transfer Agent agree that the Insurance Company may send this notification or a derivation thereof (so long as such derivation is approved in advance by Funds or AFD, as applicable) to Contractholders whose accounts are affected by the adjustment.

b.	To the extent a price adjustment results in a deficiency or excess to a Contractholder’s account, Insurance Company and Transfer Agent agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action. To the extent the price adjustment was due to Transfer Agent’s error, Transfer Agent shall reimburse the Insurance Company’s account for the benefit of the contractholders’ accounts for which the Shares are beneficially held. Administrative costs incurred for correcting Contractholder accounts will be at Insurance Company’s expense.

8.	Purchases and Redemption Orders; Settlement of Transactions

a.	Manual Transactions. Manual transactions via facsimile or other electronic transmission acceptable to Transfer Agent shall be used by Insurance Company only in the event that Insurance Company is in receipt of orders for purchase or redemption of shares and is unable to transmit the orders to the Transfer Agent due to unforeseen circumstances such as system wide computer failures experienced by Insurance Company or the National Securities Clearing Corporation (“NSCC”) or other events beyond the Insurance Company’s reasonable control. In the event manual transactions are used, the following provisions shall apply:

(i)        Next Day Transmission of Orders. The Insurance Company will notify the Transfer Agent by 9:00 a.m. Eastern Time, on the next Business Day the aggregate amounts of purchase orders and redemption orders, that were placed by Contractholders in each Separate Account by 4:00 p.m. Eastern Time on the prior Business Day (the “Trade Date”) (such as automatic rebalancing, dollar cost averaging, and Contract charge deductions (“Automatic Orders”)). Insurance Company represents that orders it receives after 4:00 p.m. Eastern Time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value. Transfer Agent may process orders it receives after the 9:00 a.m. Eastern Time deadline using the net asset value next determined.

(ii)      Purchases. All orders received by Insurance Company by 4:00 p.m. Eastern Time on a Business Day and communicated to the Transfer Agent by the 9:00 a.m. Eastern Time deadline shall be treated by the Transfer Agent as if received as of the close of trading on the Trade Date and the Transfer Agent will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date. Insurance Company will initiate payment by wire transfer to a custodial account designated by the Funds for the aggregate purchase amounts prior to 4:00 p.m. Eastern Time on the next Business Day following Trade Date.

(iii)      Redemptions. Aggregate orders for redemption of shares of the Funds will be paid in cash and wired from the Funds’ custodial account to an account designated by the Insurance Company. Transfer Agent will initiate payment by wire to Insurance Company or its designee proceeds of such redemptions two (2) Business Days following the Trade Date (T+2).

(iv)      When transmitting instructions for the purchase and/or redemption of shares of the Funds, Insurance Company shall submit one order for all contractholder purchase and redemption transactions, unless otherwise agreed to by the Insurance Company and the Transfer Agent.

b.	Fund/SERV Transactions. The parties will ordinarily use the Fund/SERV system, and if used, the following provisions shall apply:

(i)        Without limiting the generality of the following provisions of this section, the Insurance Company and Transfer Agent each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

(ii)      Any information transmitted through the NSCC’s Networking system (“Networking”) by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC. Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

(iii)      Same Day Trades. On each Business Day, the Insurance Company shall aggregate and calculate the purchase orders and redemption orders for each Separate Account received by the Insurance Company prior to 4:00 p.m. Eastern Time. The Insurance Company shall communicate to Transfer Agent for that Trade Date, by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Separate Account received by 4:00 p.m. Eastern Time on such Trade Date (including Automatic Orders) by no later than the NSCC’s Defined Contribution Clearance & Settlement (“DCC&S”) Cycle 8 (generally, 6:30 a.m. Eastern Time) on the following Business Day. Transfer Agent shall treat all trades communicated to Transfer Agent in accordance with the foregoing as if received prior to 4:00 p.m. Eastern Time on the Trade Date. All orders received by the Insurance Company after 4:00 p.m. Eastern Time on a Business Day shall not be transmitted to NSCC prior to the conclusion of the DCC&S Cycle 8 on the following Business Day, and Insurance Company represents that orders it receives after 4:00 p.m. Eastern Time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value. Transfer Agent may process orders it receives after the DCC&S Cycle 8 deadline using the net asset value next determined.

(iv)      When transmitting instructions for the purchase and/or redemption of shares of the Funds, Insurance Company shall submit one order for all contractholder purchase transactions and one order for all contractholder redemption transactions, unless otherwise agreed to by the Insurance Company and the Transfer Agent.

c.	Procedures. Insurance Company represents and warrants that it has policies and procedures in place to ensure that only those orders received by it by 4:00 p.m. Eastern Time on any Business Day will be submitted with that business day’s net asset value.

d.	Contingencies. All orders are subject to acceptance by Transfer Agent and become effective only upon confirmation by Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each fund/account. In the case of delayed settlement, Transfer Agent and Insurance Company shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940. Such wires for Insurance Company should be sent to:

UMB Bank

ABA#: 101000695

Account Title: Thrivent Financial for Lutherans

Account No.: 9872217217

Such wires for Transfer Agent should be sent to:

Wells Fargo Bank

707 Wilshire Blvd. 13th Floor

Los Angeles, CA 90017

ABA#: 121000248

AFS Account#: 4100-060532

For Credit to AFS acct. no. (account number and fund)

FBO Thrivent Financial for Lutherans

e.	Processing Errors. Processing errors which result from any delay or error caused by Insurance Company may be adjusted through the NSCC System by Insurance Company by the necessary transactions on a current basis.

f.	Coding. If applicable, orders for the purchase of Fund shares shall include the appropriate coding to enable Transfer Agent to properly calculate commission payments to any broker-dealer firm assigned to the Separate Account.

g.	Reconciliation. Insurance Company shall reconcile share positions with respect to each Fund for each Separate Account daily as reflected on its records to those reflected on statements from Transfer Agent and shall, on request, certify that each Separate Account’s share positions with respect to each Fund reported by Transfer Agent reconcile with Insurance Company’s share positions for that Separate Account. Insurance Company shall promptly inform Transfer Agent of any record differences and shall identify and resolve all non-reconciling items within five (5) business days.

h.	Verification. Within a reasonable period of time after receipt of a confirmation relating to an instruction, Insurance Company shall verify its accuracy in terms of such instruction and shall notify Transfer Agent of any errors appearing on such confirmation.

i.	Order Processing. Any order by Insurance Company for the purchase of shares of the respective Funds through AFD shall be accepted at the time when it is received by AFD/Transfer Agent (or any clearinghouse agency that AFD/Transfer Agent may designate from time to time), and at the offering and sale price determined in accordance with this Agreement, unless rejected by AFD, Transfer Agent or the respective Funds. In addition to the right to reject any order, the Funds have reserved the right to withhold shares from sale temporarily or permanently. AFD/Transfer Agent will not accept any order from Insurance Company that is placed on a conditional basis or subject to any delay or contingency prior to execution. The procedure relating to the handling of orders shall be subject to instructions that AFD shall forward from time to time. The shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds. If payment for the shares purchased is not received within three (3) days after the date of confirmation, the sale may be cancelled by AFD or by the respective Funds without any responsibility or liability on the part of AFD or the Funds, and AFD and/or the respective Funds may hold the Insurance Company responsible for any loss, expense, liability or damage, including loss of profit suffered by AFD and/or the respective Funds, resulting from Insurance Company’s delay or failure to make payment as aforesaid.

j.	Income, Dividends, and Capital Gain Distributions. The Transfer Agent shall furnish notice promptly to the Insurance Company of any income, dividend, or capital gain distribution payable on any Funds held by the Separate Accounts. The Insurance Company hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Separate Account in additional shares of that Fund. The Series shall notify the Insurance Company of the number of shares so issued. All such dividends and distributions shall be automatically reinvested at the ex-dividend date net asset value. The Insurance Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

k.	Right to Suspend. The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority. Insurance Company shall abide by requirements of the Funds’ frequent trading policy as described in the Series’ Prospectus and statement of additional information.

l.	Book Entry. Transfer of the Series’ shares will be by book entry only. No stock certificates will be issued to the Separate Accounts. Shares ordered from a particular Fund will be recorded by the Series as instructed by Insurance Company in an appropriate title for the corresponding Separate Account.

m.	Limitations on Redemptions. The Insurance Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Insurance Company’s assets held in the Account) except (i) as necessary to implement Contractholder-initiated transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a “Legally Required Redemption”). Upon request, the Insurance Company will promptly furnish to the Series and AFD an opinion of counsel for the Insurance Company (which counsel shall be reasonably satisfactory to the Series and AFD) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption.

9.	Account Activity. Upon request, the Transfer Agent shall send to the Insurance Company, (i) confirmations of activity in each Separate Account within five (5) Business Days after each Trade Date on which a purchase or redemption of shares of a Fund is effected for a Separate Account; (ii) statements detailing activity in each Separate Account no less frequently than quarterly; and (iii) such other information as may reasonably be requested by Insurance Company and agreed upon by Transfer Agent.

10.	Expenses. All expenses incident to each party’s performance of this Agreement shall be paid by the respective party, except as otherwise stated herein.

The Funds shall pay the cost of registration of their shares with the SEC, preparation of the Fund’s Prospectuses, proxy materials and reports, or the preparation of other related statements and notices required by Applicable Law. The Funds shall pay the cost of qualifying Fund shares in states where required.

11.	(a) Proxy Statements and Other Communication Materials. The Funds, AFD, or the Transfer Agent (collectively, the “Providers”) shall provide to the Insurance Company or its mailing agent a reasonable quantity of Fund proxy materials, if any, and periodic Fund reports to shareholders, and other permissible Fund communications to Contractholders at Providers’ expense.

At least annually (or in the case of a prospectus supplement, when that supplement is issued), Providers shall timely provide the Insurance Company with a reasonable quantity of the Funds’ Prospectuses thereto as the Insurance Company may request for distribution, at the Insurance Company’s expense, to Contractholders at the time of Contract fulfillment and confirmation. To the extent that the Funds(s) made available under the Insurance Company’s Contracts, the Provider’s shall bear the cost of providing the Insurance Company only with disclosure related to the applicable Fund(s). Also, the Provider’s will provide, at the Provider’s expense, as many copies of said Prospectus as necessary for distribution, at the Provider’s expense, to existing Contractholders. The

Provider’s will provide the copies of said Prospectus to the Insurance Company or to its mailing agent. Also, the Providers shall provide the Insurance Company, at the Insurance Company’s expense, with as many copies of the current Fund Prospectus, as the Insurance Company may reasonably request for distribution to prospective purchasers of Contracts. If requested by the Insurance Company, in lieu thereof, the Providers will provide a current print ready Fund Prospectus at the Provider’s expense, and other assistance as reasonably necessary in order for the Insurance Company at least annually (or more frequently if the Fund Prospectus is amended more frequently) to have the new Prospectus for the Contracts and the Fund’s new Prospectus printed together, in which case the Providers agree to pay their proportionate share of reasonable expenses directly related to the required disclosure of information concerning the Fund. The Providers will, upon request, provide the Insurance Company with a copy of a Fund Prospectus through electronic means to facilitate the Insurance Company’s efforts to provide Fund prospectuses via electronic delivery, in which case the Providers agree to pay their proportionate share of reasonable expenses related to the required disclosure of information concerning the Funds.

(b) The Providers shall provide to the Insurance Company Fund sales literature or other Fund promotional material upon request to be used for the Separate Accounts in connection with the transactions contemplated by this Agreement. Without limiting the foregoing and for avoidance of any doubt, it is agreed and acknowledge that AFD, Transfer Agent or the Funds shall provide to Insurance Company, or its authorized representative, at no expense to Insurance Company, the following Contractholder communication materials prepared for circulation to existing Contractholders in quantities reasonably requested by Insurance Company which are sufficient to allow mailing thereof by Insurance Company, to the extent required by Applicable Law, to all Contractholders in the Separate Accounts: Series of Fund proxy or information statements, annual reports, semi-annual reports, and all updated Fund Prospectuses, supplements and amendments thereof. AFD, Transfer Agent or the Funds shall provide Insurance Company with other documents and materials as Insurance Company may reasonably request from time to time.

AFD will provide Insurance Company on a timely basis with investment performance information for each Fund, including (a) the top ten portfolio holdings on a quarterly basis; and (b) on a monthly basis, average annual total return for the prior one-year, three year, five-year, ten-year and life of the Fund. AFD will endeavor to provide the information in clause (a) to Insurance Company within twenty (20) business days after the end of each quarter, and will endeavor to provide the information in clause (b) to Insurance Company within five (5) business days after the end of each month.

12.

Proxy Materials/Voting. The Insurance Company will distribute all proxy material furnished by the Funds to the extent required by Applicable Law. For so long as the SEC interprets the 1940 Act to require pass-through voting by insurance companies whose separate accounts are registered as investment companies under the 1940 Act (“Registered Separate Accounts”), the Insurance Company shall vote shares of the Funds held in Registered Separate Accounts at shareholder meetings of the Funds in accordance with instructions timely received by the Insurance Company (or its designated agent) from owners of Contracts funded by such Registered Separate Accounts having a voting interest in the Funds. The Company reserves the right to vote Fund shares held in any segregated asset account in its own right, to the extent permitted by law. The Insurance Company shall vote all shares of the Funds held in Registered Separate Accounts that are attributable to the Contracts.

13.	Future Registration of Separate Account(s). If Insurance Company registers a Separate Account as a unit investment trust under the 1940 Act, Insurance Company will provide to each Fund, as appropriate, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or any Separate Account contemporaneously with the filing of such document with the SEC, FINRA or other regulatory authority.

14.	Independent Contractor Status. The Insurance Company shall, for all purposes herein, be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent AFD or the Funds in any way or otherwise be deemed an agent of AFD or the Funds.

15.	Termination. At the terminating party’s election and the other party’s concurrence, termination of this Agreement may be limited solely as to new Contracts. This Agreement shall terminate:

a.	at the option of the Insurance Company, AFD, Transfer Agent, CRMC or the Series upon one hundred and twenty (120) days’ advance written notice to the other parties, or, if later, upon receipt of any required exemptive relief or orders from the SEC, unless otherwise agreed in a separate written agreement among the parties;

b.	at any time by giving thirty (30) days’ written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured during such 30-day period;

c.	at the option of the Insurance Company, CRMC, AFD or the Series, upon institution of formal proceedings relating to (i) the marketing of the Contracts, (ii) the Separate Accounts, (iii) the Insurance Company, (iv) AFD or (v) the Funds by FINRA, the SEC or any other regulatory body;

d.	at the option of Insurance Company immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the Code or under any successor or similar provision;

e.	at the option of any party upon termination of CRMC’s investment advisory agreement with the Series. Notice of such termination shall be promptly furnished. This paragraph (e) shall not be deemed to apply if, contemporaneously with such termination, a new contract of substantially similar terms is entered into between CRMC and the Series;

f.	except for Insurance Company’s delegation of its duties to a subcontractor or to an affiliate, upon assignment of this Agreement, at the option of any party not making the assignment, unless made with the written consent of the other parties;

g.	in the event interests in the Separate Accounts, the Contracts, or Fund shares are not registered, issued or sold in conformity with Applicable Law or such Applicable Law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by the Insurance Company. Prompt notice shall be given by the terminating party to the other parties in the event the conditions of this provision occur;

h.	for Registered Separate Accounts, they may terminate upon a decision by the Insurance Company, in accordance with regulations of the SEC for Registered Separate Accounts, to substitute Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium for Registered Separate Accounts, in which case the Insurance Company will give at least sixty (60) days’ written notice to the applicable Fund and AFD upon the occurrence of the earlier of the following actions taken for the purpose of substituting shares of the Fund: (1) an application made to the SEC, (2) a proposed Contractholder vote, or (3) the Insurance Company’s determination to substitute Fund shares with the shares of another investment company;

i.	upon such shorter notice as is required by law, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

Upon termination and at the request of the requesting party, the other party shall deliver to the requesting party, any records which the requesting party may be required by law or regulations to have access to or to maintain.

16.	Notices. All notices under this Agreement, unless otherwise specified in the Agreement shall be given in writing and delivered via overnight delivery (postage prepaid, return receipt requested), facsimile transmission or registered or certified mail, as follows:

If to the Insurance Company:

Thrivent Financial for Lutherans

Attn: Joe Barnes

Mailstop 1330

625 Fourth Ave South

Minneapolis, MN 55415-1665

with a copy to:

Thrivent Financial for Lutherans

Attn: General Counsel’s Office – Insurance Law

625 Fourth Ave South

Minneapolis, MN 55415-1665

If to AFD, Transfer Agent, CRMC or to the Series:

Kenneth R. Gorvetzian

Capital Research and Management Company

333 South Hope Street

55th Floor

Los Angeles, CA 90071

with a copy to:

Stephen T. Joyce

American Funds Distributors, Inc.

333 South Hope Street

55th Floor

Los Angeles, CA 90071

And:

American Funds Service Company

Attn: Contract Administration

3500 Wiseman Blvd.

San Antonio, TX 78251-4321

phone: 800/421-5475, ext. 8

facsimile: 210/474-4088

or to such other address or person as may be specified in a written notice given to the other parties. The date of service of any notice shall be the date it is received by the recipient.

17.

Books and Records. Each party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit authorities reasonable access to its books and records upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Each party shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder.

Upon the request of a party, the other party shall provide copies of all records as may be necessary to (a) monitor and review the performance of either party’s activities, (b) assist either party in resolving disputes, reconciling records or responding to auditor’s inquiries, (c) comply with any request of a governmental body or self-regulatory organization, (d) verify compliance by a party with the terms of this Agreement, (e) make required regulatory reports, or (f) perform general customer service. The parties agree to cooperate in good faith in providing records to one another under this provision.

18.	Indemnification.

The indemnifications provided in this Agreement are in addition to any other liability that the indemnifying parties may have.

a.         Insurance Company shall indemnify and hold harmless AFD, Transfer Agent, CRMC, the Series, each of the Funds, and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act (each, an “Indemnified Party”), from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), as they may incur, insofar as such Losses arise out of or are based upon (i) Insurance Company’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Insurance Company’s violation of any Applicable Law in connection with the performance of its duties and obligations under this Agreement, (iii) any breach by Insurance Company of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement, (iv) any untrue statements or alleged untrue statements of any material fact contained in the registration statement, prospectus or SAI for the Contracts or contained in the Contracts or sales literature or other promotional material for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated or necessary to make such statements not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify will not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Insurance Company by or on behalf of the Fund, CMRC, AFD, or the Transfer Agent for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares, (v) statements or representations by or on behalf of the Insurance Company (other than statements or representations contained in the Series Prospectus or sales literature or other promotional material of the Series, or any amendment or supplement to the foregoing, not supplied by the Insurance Company or its designee) or wrongful conduct of the Insurance Company or persons under its control, with respect to the sale or distribution of the Contracts or shares, and (vi) any untrue statement or alleged untrue statement of a material fact contained in the Series Prospectus or sales literature or other promotional material of the Series (or amendment or supplement) or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make such statements not misleading in light of the circumstances in which they were made, if such a statement or omission was made in reliance upon and in conformity with information furnished to the Series by or on behalf of the Insurance Company or its designee. Insurance Company shall also reimburse AFD, Transfer Agent, CRMC, the Series, the Funds and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which Insurance Company may otherwise have to AFD, the Transfer Agent, CRMC, the Series, the Funds or their respective affiliates.

b.

AFD, Transfer Agent or CRMC, as applicable, shall each severally and not jointly indemnify and hold harmless, Insurance Company and its directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act (each, an “Indemnified Party”), from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) AFD’s, Transfer Agent’s, CRMC’s, or the Series’ negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) AFD’s, Transfer Agent’s, CRMC’, or the Series’s violation of any Applicable Law in connection with the performance of its duties and obligations under this Agreement, (iii) any breach by AFD, Transfer Agent, CRMC, or the Series of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by AFD, Transfer Agent or the Series (iv) any untrue statement or alleged untrue statement of any material fact contained in the Series Prospectus or sales literature or other promotional material of the Series (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated or necessary to make such statements not misleading in light of the circumstances in which they were made; provided that this agreement to indemnify will not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the CRMC, AFD, Transfer Agent, or the Series by or on behalf of the Insurance Company for use in the Series Prospectus or in sales literature of the Series (or any amendment or supplement thereto) or otherwise for use in connection with the sale of the Contracts or Series shares, (v) statements or representations (other than statements or representations contained in the Contracts or in the Contract or Series Prospectus or sales literature or other promotional material for the Contracts, or any amendment or supplement to the foregoing, not supplied by the CRMC, AFD, Transfer Agent or the Series or persons under the control of the CRMC, AFD, Transfer Agent or the Series respectively) or wrongful conduct of the CRMC, AFD, Transfer Agent or the Series or persons under the control of the CRMC, AFD, Transfer Agent or the Series respectively, with respect to the sale or distribution of the Series shares,

(vi) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature or other promotional material covering the Contracts (or any amendment or supplement thereto), or the omission or alleged omission to state therein a material fact required to be stated or necessary to make such statement or statements not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished to the Insurance Company by or on behalf of the CRMC, AFD, Transfer Agent or the Series or persons under the control of the CRMC, AFD, Transfer Agent or the Series, and (vii) the incorrect or untimely calculation or reporting of daily net asset value per share or dividend or capital gain distribution rate AFD, Transfer Agent or CRMC, as applicable, shall also reimburse Insurance Company and its affiliates for any legal or other expenses reasonably incurred in connection with investigating or defending against such Losses. This indemnity provision is in addition to any other liability which AFD, Transfer Agent, CRMC, or the Series may otherwise have to Insurance Company.

c.	Promptly after receipt by an Indemnified Party entitled to indemnification under this paragraph 19 of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 19, notify the indemnifying party of the commencement thereof. The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party. After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided, however, that in the event that the Indemnified Party fails to provide its written consent, the indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could otherwise have been settled or compromised.

19.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York exclusive of conflicts of laws.

20.

Entire Agreement/Amendments. This Agreement (together with the Business Agreement) contains the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof. This Agreement may not be amended except by written agreement of the parties. If there should be any conflict between the terms of this Agreement and those of the Business Agreement, the terms of this Agreement shall govern.

21.	Assignability. This Agreement shall extend to and be binding upon the Insurance Company, the Series, AFD, CRMC and the Transfer Agent and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained. Neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned by any party without the prior written consent of the other parties or as expressly contemplated by this Agreement; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

22.	Proprietary Information. AFD and the Series agree that the names, addresses, and other information relating to the Contractholders or prospects for the sale of the Contracts developed by Insurance Company are the exclusive property of the Insurance Company and may not be used by AFD, Transfer Agent, CRMC or the Series without the written consent of the Insurance Company except for carrying out the terms of this Agreement or as otherwise provided for in this Agreement and any amendments thereto. Each party to this Agreement agrees to maintain the confidentiality of all information (including personal financial information of the customers of either party) received from the other party pursuant to this Agreement. Each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including applicable state privacy laws and the Gramm-Leach-Bliley Act and any regulations promulgated thereunder. This provision, to the extent permissible by applicable law, shall not be construed to limit the parties’ obligation to comply with paragraph 19, above.

AFD, the Transfer Agent, CRMC and the Series hereby consent to the Insurance Company’s use of the names of the Series, the Funds, AFD, the Transfer Agent and CRMC in connection with marketing the Funds and Contracts, subject to the terms of this Agreement and the Business Agreement. Insurance Company acknowledges and agrees that AFD, CRMC and/or their affiliates own all right, title and interest in and to the names American Funds, American Funds Distributors, American Funds Insurance Series, American Funds Service Company and Capital Research and Management Company and covenants not, at any time, to challenge the rights of AFD, CRMC and/or its affiliates to such name or design, or the validity or distinctiveness thereof. AFD, the Transfer Agent, CRMC and the Series hereby consent to the use of any trademark, trade name, service mark or logo used by AFD, the Transfer Agent, CRMC and the Series, subject to AFD, the Transfer Agent, CRMC or the Series approval of such use and in accordance with reasonable requirements of that party. Such consent will terminate with the termination of this Agreement. The Insurance Company agrees and acknowledges that all use of any designation comprised in whole or in part of the name, trademark, trade name, service mark and logo under this Agreement shall inure to the benefit of AFD, the Transfer Agent, CRMC and/or the Series.

23.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

24.	No Waiver. No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver. Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement. In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

25.	No Joint Venture, Etc. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among Insurance Company, Transfer Agent, AFD, CRMC and the Funds.

26.	Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Neither this Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered. Each party (a) agrees to permit the use, from time to time and where appropriate, of telecopied signatures and signatures sent via electronic mail in PDF format (or other format acceptable to the parties), for the execution of this Agreement, or any amendments hereto, and in order to expedite the transactions contemplated by this Agreement, (b) intends to be bound by its telecopied signature and its signature sent via electronic mail, (c) is aware that the other party will rely on its telecopied signature and on its signature sent via electronic mail, and (d) acknowledges such reliance and waives any defenses to the enforcement of this Agreement, including any amendments, and any documents effecting the transactions contemplated by this Agreement based on the fact that a signature was sent by telecopy or via electronic mail.

27.	Survival. The provisions of paragraphs 4, 5, 19 and 24 survive termination of this Agreement. If this Agreement terminates, the Series, at Insurance Company’s option, will continue to make additional shares of the Funds available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contractholders), unless the applicable Fund liquidates or applicable laws prohibit further sales.

28.	Non-exclusivity. Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

29.	Insurance. At all times Insurance Company shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of Insurance Company’s employees and agents.

At all times Transfer Agent, Series, AFS and CRMC shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of Transfer Agent, Series, AFS and CRMC’s employees and agents.

30.	Oversight. Insurance Company will permit Transfer Agent or its representative to have reasonable access to Insurance Company’s personnel and records pertaining to this Agreement in order to facilitate the monitoring of the quality of the services performed by Insurance Company under this Agreement.

AFS and CRMC shall make available upon Insurance Company’s request, a copy of AFS’s and CRMC’s Statement on Standards for Attestation Engagements 16 Report (“SSAE 16”).

31.	Independent Audit. In the event Transfer Agent determines, based on a review of complaints received in accordance with paragraph 18, above, that Insurance Company is not processing Contractholder transactions accurately, Transfer Agent reserves the right to require that Insurance Company’s data processing activities as they relate to this Agreement be subject to an audit by an independent accounting firm to ensure the existence of, and adherence to, proper operational controls. Insurance Company shall make available upon Transfer Agent’s request a copy of any report by such accounting firm as it relates to said audit. Insurance Company shall immediately notify Transfer Agent in the event of a material breach of operational controls.

32.	No Recourse. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, Insurance Company and the Separate Accounts agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

33.	Conflicts. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contractholders participating in one or more Funds might, at some time, be in conflict. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Series shall promptly notify Insurance Company of the existence of irreconcilable material conflict and its implications. If such a conflict exists, Insurance Company will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contractholders will not be required to bear such expenses.

34.	Mixed and Shared Funding. The Series hereby notifies Insurance Company that it may be appropriate to include in the Prospectus pursuant to which a Contract is offered disclosure regarding the risks of mixed and shared funding.

35.	Shareholder Information Agreement. The Insurance Company has executed or will execute an agreement with Transfer Agent pursuant to Rule 22c-2 under the Investment Company Act of 1940, under which the Insurance Company is required, upon request, to provide the Funds with certain account information and to prohibit transactions that violate the policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

36.	Confidentiality of Holdings Information. The Insurance Company may receive certain holdings information (the “Holdings Information”) related to the Funds on a daily, weekly, monthly or other periodic basis from the Series, CRMC or one of their designees in order to help evaluate the Funds for inclusion in the Contracts and to evaluate and coordinate with Insurance Company’s internal hedging program (the “Purpose”). Insurance Company agrees that the Holdings Information is confidential and may only be used by Insurance Company for the Purpose. Insurance Company agrees that it (a) will hold any and all Holdings Information it obtains in strictest confidence; (b) may disclose or provide access to its employees who have a need to know and may make copies of Holdings Information only to the extent reasonably necessary to carry out the Purpose; (c) currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Holdings Information other than in accordance with this Agreement, including without limitation written instruction to and agreements with employees and agents who are bound by an obligation of confidentiality no less stringent than set forth in this Agreement to ensure that such employees and agents protect the confidentiality of Holdings Information; (d) will instruct its employees and agents not to disclose Holdings Information to third parties, including without limitation customers, sub-contractors or consultants; and (e) will notify the Series and CRMC immediately of any unauthorized disclosure or use, and will cooperate with them in taking action to ensure that the Holdings Information is not used by such receiving party. Without limiting the foregoing, Insurance Company shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Holdings Information as it employs with respect to its own confidential information of a like importance.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Thrivent Financial for Lutherans,
for itself and on behalf of the Separate Accounts

By:
Name: Teresa J. Rasmussen
Title: President

AMERICAN FUNDS DISTRIBUTORS, INC.

By:
Name:
Title:

AMERICAN FUNDS INSURANCE SERIES

By:
Name:
Title:

AMERICAN FUNDS SERVICE COMPANY

By:
Name:
Title:

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:
Name:
Title:

EXHIBIT A

American Funds Insurance Series Funds

Class 1

American Funds IS® Global Growth

American Funds IS® International

American Funds IS® Growth-Income

EXHIBIT B

Insurance Company Accounts

Separate account: Thrivent Variable Annuity Account I

Date Established by Board of Directors: 10/31/2002

Policy Form Numbers: W-WR-FPVA, W-BC-FPVA, W-BB-FPVA

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